Preliminary Pricing Supplement	Filed Pursuant to Rule 424(b)(2)
(To the Prospectus dated August 31, 2010, Prospectus Supplement dated May 27, 2011 and the Index Supplement dated May 31, 2011)	Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated September 12, 2012

$[—] Range Accrual Notes due September 28, 2018 Linked to the Performance of the S&P 500® Index Global Medium-Term Notes, Series A, No. E-7494

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date*:	September 25, 2012

Issue Date*:	September 28, 2012

Final Valuation Date:	September 25, 2018

Maturity Date:	September 28, 2018

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	S&P 500® Index (the “Index”) (Bloomberg ticker symbol “SPX <Index>”)

Reference Asset Return:	The performance of the Reference Asset from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level

Payment at Maturity:

You will receive (subject to our credit risk) on the Maturity Date, in addition to a final interest payment, if any, a cash payment determined as follows:

• If a Knock-In Event does not occur, $1,000 per $1,000 principal amount Note;

• If a Knock-In Event occurs, an amount calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Reference Asset Return]

You may lose some or all of your principal if you invest in the Notes. If the Final Level of the Reference Asset is less than the Knock-In Barrier, your Notes will be fully exposed to any decline of the Reference Asset from the Initial Level to the Final Level.

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Knock-In Event:	A Knock-In Event occurs if, as determined by the Calculation Agent, the Index Closing Level on the Final Valuation Date is less than the Knock-In Barrier.

Knock-In Barrier:	[—], the Initial Level multiplied by 60.00%, rounded to the nearest cent.

Accrual Periods:	The first Accrual Period will begin on, and include, September 25, 2012 and end on, but exclude the first Period End Date. Each subsequent Accrual Period will begin on, and include, the Period End Date for the preceding Accrual Period and end on, but exclude, the next following Period End Date, except that the final Accrual Period will end on, but exclude the scheduled Maturity Date.

Period End Dates:	Annually, on the 25th day of each September. The Period End Date for the first Accrual Period will be September 25, 2013 (the first Period End Date) and the Period End Date for the final Accrual Period will be the scheduled Maturity Date. No adjustment will be made to a Period End Date, notwithstanding that the Period End Date occurs on a day that is not an Index Business Day.

Above Barrier Level Rate:	[ 6.50% to 7.50%] per annum**** **** The actual Above Barrier Level Rate will be determined on the Initial Valuation Date and will not be less than 6.50%.

Below Barrier Level Rate:	0.00%

Accrual Factor:	For any Accrual Period, the number of Index Business Days in that Accrual Interest Period on which the Index Closing Level of the Reference Asset is (or is deemed to be) greater than or equal to the Barrier Level, divided by the total number of Index Business Days in that Accrual Period. Notwithstanding anything else to the contrary, if the Reference Asset on a Index Business Day is subject to a Market Disruption Event, then the Index Closing Level on such Disrupted Day will equal the Index Closing Level observed on the immediately preceding Index Business Day on which no Market Disruption Event has occurred.

Interest Rate:

For each Accrual Period, the effective interest rate will be equal to the sum of:

(a) the product of (1) the Above Barrier Level Rate and (2) the applicable Accrual Factor; and

(b) the product of (1) the Above Barrier Level Rate and (2) one minus the applicable Accrual Factor.

Interest Payment:	On each annual Interest Payment Date, the Notes will pay an interest payment equal to: $1,000 × the effective Interest Rate (as defined above)]

Interest Payment Dates**:	Annually, payable in arrears on the fifth Business Day following the Period End Date for the relevant Accrual Period, commencing on October 1, 2013; provided, however, that with respect to the Accrual Period ending on, but excluding, the scheduled Maturity Date, the Interest Payment Date shall be the Maturity Date.

Initial Level:	[—], the Index Closing Level of the Reference Asset on the Initial Valuation Date.

Final Level:	The Index Closing Level of the Reference Asset on the Final Valuation Date.

Barrier Level:	[—], which is 85.00% of the Initial Level, rounded to the nearest hundredths.

Index Closing Level:

For any date of determination, the closing level of the Index published at the regular weekday close of trading on such date as displayed on Bloomberg Professional® service page “SPX<Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing level of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-102 of the accompanying prospectus supplement.

Day Count Convention:	Index Business Days in Accrual Period/252

Disrupted Day:	Any Index Business Day on which a market disruption event has occurred.

Index Business Day:	A day, as determined by the Calculation Agent, on which the relevant exchange(s) on which each Index component is traded, is scheduled to be open for trading and trading is generally conducted on each such relevant exchange.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London generally, are authorized or obligated by law or executive order to close.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TFS1/ US06741TFS15

*	The Notes are expected to price on or about September 25, 2012 (the “Initial Valuation Date”) and are expected to issue on or about September 28, 2012 (the “Issue Date”). In the event that we make any changes to the expected initial valuation date and issue date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same.
**	If such day is not a Business Day, payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	3.50%	96.50%
Total	$	$	$

‡

Barclays Capital Inc. will receive commissions from the Issuer equal to 3.50% of the principal amount of the Notes, or $35.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

HYPOTHETICAL AMOUNTS PAYABLE ON THE NOTES

The examples below illustrate the various payments you may receive on the Notes in a number of different hypothetical scenarios. These examples are only hypothetical and do not indicate the actual payments or return you will receive on the Notes.

Hypothetical Annual Interest Payments per Note

As described above, the Notes may pay a contingent annual Interest Payment on each Interest Payment Date at a per annum Interest Rate calculated based on Index Closing Level, the Above Barrier Level Rate, Below Barrier Level Rate and Accrual Factor. The following illustrates the process by which the Interest Rate and Interest Payment are determined for any such Accrual Period.

Interest Rate Calculation

Step 1: Calculate the Accrual Factor.

For each Index Business Day in an Accrual Period, the Index Closing Level is determined and evaluated relative to the Barrier Level. The amount of interest payable on the Notes for any Accrual Period is dependent on the Accrual Factor. The Accrual Factor for any Accrual Period is a fraction, where the numerator reflects the number of Index Business Days in that Accrual Period on which the Index Closing Level is (or is deemed to be) greater than or equal to the Barrier Level, and the denominator reflects the total number of Index Business Days in that Accrual Period.

Step 2: Calculate the annual Interest Rate for each Accrual Period.

For each Index Business Day in an Accrual Period on which the Index Closing Level is (or is deemed to be) greater than or equal to the Barrier Level, the applicable Above Barrier Level Rate will accrue; conversely, for each Index Business Day in a Accrual Period on which the Index Closing Level is less than the Barrier Level, the applicable Below Barrier Level Rate will accrue.

Stated mathematically, the interest rate per annum for any Accrual Period will be equal to the sum of:

(a) the product of (1) the Above Barrier Level Rate and (2) the applicable Accrual Factor, and

(b) the product of (1) the Below Barrier Level Rate and (2) one minus the applicable Accrual Factor.

PPS-2

With the Above Barrier Level Rate greater than or equal to the Below Barrier Level Rate, the maximum possible per annum Interest Rate for any Accrual Period is the Above Barrier Level Rate of 6.50% (assuming that the Above Barrier Level Rate is set at 6.50% on the Initial Valuation Date), and the actual interest rate per annum for any Accrual Period will decrease in proportion to the number of Index Business Days in the Accrual Period that the Index Closing Level is less than the Barrier Level. As a result, it is possible that the per annum Interest Rate for any and all Accrual Periods could potentially be zero. See “Selected Risk Factors—Barrier Level/Interest Payment Risk”.

Step 3: Calculate the Interest Payment amount payable for each Interest Payment Date.

For each Accrual Period, once the Calculation Agent has determined the applicable interest rate per annum, the Calculation Agent will calculate the effective interest rate for the Accrual Period by multiplying the annual interest rate determined for that Accrual Period by the day count convention. The resulting effective interest rate is then multiplied by the relevant principal amount of the Notes to determine the actual interest amount payable on the related Interest Payment Date. No adjustments to the amount of interest calculated will be made in the event an Interest Payment Date is not a Business Day.

Additional examples of Interest Rate and Interest Payment Calculations

The following examples illustrate how the per annum Interest Rate and Interest Payment amount would be calculated for a given Accrual Period under different Accrual Factor scenarios. These examples are based on the Above Barrier Level Rate for the Accrual Period of 6.50% per annum and the Below Barrier Level Rate of 0.00% per annum. The Notes will have annual Interest Payment Dates, and Interest Payments will be calculated using a Index Business Day/252 day count basis (such that the applicable day count fraction for the annual Interest Payment will be: Index Business Days in Accrual Period/252).

These values and assumptions have been chosen arbitrarily for the purpose of these examples, and should not be taken as indicative of the future performance of the Index. Numbers in the table below have been rounded for ease of analysis.

Above Barrier Level Rate (per annum)	Number of Scheduled Trading Days in Accrual Period on which the Index Closing Level is greater than or equal to the Barrier Level	Accrual Factor	Interest Rate (per annum)[1]	Annual Interest Payment (per $1,000 Note) [2]
6.50%	252	100.00%	6.50%	$65.00
6.50%	168	66.67%	4.33%	$43.30
6.50%	84	33.33%	2.17%	$21.70
6.50%	0	0.00%	0.00%	$0.00

1.	The interest rate per annum is equal to the sum of (a) the product of (1) the Above Barrier Level Rate and (2) the applicable Accrual Factor, and (b) the product of (1) the Below Barrier Level Rate and (2) one minus the applicable Accrual Factor. For purposes of these examples, the Below Barrier Level Rate is equal to 0.00%. As a result, the interest rate per annum is simply equal to the Above Barrier Level Rate times the applicable Accrual Factor, and no interest will accrue for any Index Business Days in the Accrual Period on which the Index Closing Level was less than the Barrier Level.
2.	Interest Payment equals the principal amount times the effective interest rate.

Example 1: If, on every Index Business Day during the relevant Accrual Period, the Index Closing Level is greater than or equal to the Barrier Level, the related Accrual Factor would equal 100%, or 1.0. In this case, the Above Barrier Level Rate of 6.50% would accrue for every Index Business Day in the Accrual Period. As a result, the per annum interest rate for that Accrual Period would be equal to the Above Barrier Level Rate of 6.50%, the maximum per annum interest rate for that Accrual Period, and you would receive an Interest Payment of $65.00 per $1,000 principal amount of Notes on the related annual Interest Payment Date, calculated as follows:

Interest Payment = $1,000 × 6.50% = $65.00

Example 2: If, on every Index Business Day during the relevant Accrual Period, the Index Closing Level is less than the Barrier Level, the related Accrual Factor would equal 0%, or 0.0. In this case, the Below Barrier Level Rate of 0.00% would accrue for every Scheduled Trading Day in the Accrual Period. As a result, the per annum interest rate for that Accrual Period would be equal to 0.00%, and you would receive no Interest Payment on the related annual Interest Payment Date (the Interest Payment would be $0).

PPS-3

Example 3: If the Index Closing Level is greater than or equal to the Barrier Level on 33.33% of the Index Business Days in the relevant Accrual Period, but less than the Barrier Level on the other 66.67% of the relevant Index Business Days, the related Accrual Factor would equal 33.33%, or 0.3333. In this case, the Above Barrier Level Rate of 6.50% would accrue for 33.33% of the Scheduled Trading Days in that Accrual Period, while the Below Barrier Level Rate of 0.00% would accrue for the remaining 66.67% Scheduled Trading Days in that Accrual Period. As a result, the per annum interest rate for that Accrual Period would be 33.33%, calculated as follows:

Per Annum Interest Rate = (6.50% × 0.3333) + (0.00% × [1 – 0.3333]) = 2.17%

Based on the per annum interest rate for the relevant Accrual Period determined per the above, you would receive an interest payment of $21.70 per $1,000 principal amount of Notes on the related annual Interest Payment Date, calculated as follows:

Interest Payment = $1,000 × 2.17% = $21.70

Hypothetical Payment at Maturity Assuming a Range of Performance for the Reference Asset (excludes any Interest Payment Payable at Maturity)

Hypothetical Payments at Maturity Assuming a Range of Reference Asset Returns

The following table illustrates a hypothetical range of payments at maturity (excluding the final interest payment on the Notes) assuming a range of Reference Asset Returns. The hypothetical examples set forth below are for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes. These examples also make the following assumptions:

•	Initial Level of the Reference Asset: 1432.12

•	Knock-in Barrier: 859.27 (which is 60.00% of the assumed Initial Level set forth above, rounded to the nearest hundredth)

Final Price ($)	Reference Asset Return	Payment at Maturity (per $1,000 principal amount Note)*
2864.24	100.00%	$1,000.00
2721.03	90.00%	$1,000.00
2577.82	80.00%	$1,000.00
2434.60	70.00%	$1,000.00
2291.39	60.00%	$1,000.00
2148.18	50.00%	$1,000.00
2004.97	40.00%	$1,000.00
1861.76	30.00%	$1,000.00
1718.54	20.00%	$1,000.00
1575.33	10.00%	$1,000.00
1503.73	5.00%	$1,000.00
1432.12	0.00%	$1,000.00
1360.51	-5.00%	$1,000.00
1288.91	-10.00%	$1,000.00
1217.30	-15.00%	$1,000.00
1145.70	-20.00%	$1,000.00
1002.48	-30.00%	$1,000.00
859.27	-40.00%	$1,000.00
716.06	-50.00%	$500.00
572.85	-60.00%	$400.00
429.64	-70.00%	$300.00
286.42	-80.00%	$200.00
143.21	-90.00%	$100.00
0.00	-100.00%	$0.00

*	Excluding the final interest payment on the Notes

PPS-4

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Reference Asset increases from an Initial Level of 1432.12 to a Final Level of 2148.18.

Because the Final Price is greater than the Knock-In Barrier, a Knock-In Event does not occur. The investor will receive at maturity, in addition to the final interest payment on the Notes, a payment of $1,000 per $1,000 principal amount Note.

Example 2: The Reference Asset decreases from an Initial Level of 1432.12 to a Final Level of 1002.48.

Although the Final Level is less than the Initial Level, the Final Level is above the Knock-In Barrier. Because the Final Level is above the Knock-In Barrier, a Knock-In Event does not occur. Accordingly, investor will receive at maturity, in addition to the final interest payment on the Notes, a payment of $1,000 per $1,000 principal amount Note.

Example 3: The Reference Asset decreases from an Initial Level of 1432.12 to a Final Level of 716.06.

Because the Final Level is less than the Knock-In Barrier, a Knock-In Event has occurred. Accordingly, the investor receives a payment at maturity (in addition to the final interest payment) of $500.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × -50.00%] = $500.00

SELECTED PURCHASE CONSIDERATIONS

•

Exposure to U.S. Equities of the S&P 500® Index—The payment, if any, at maturity of the Notes is linked to the S&P 500® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Index, see the information set forth under “Non-Proprietary Indices—Equity Indices— S&P 500® Index” in the accompanying index supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing executory contract with respect to the Reference Asset. If your Notes are so treated, you will likely be taxed on the interest payments on the Notes as ordinary income in accordance with your regular method of accounting for United States federal income tax purposes, and you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Any character mismatch arising from your inclusion of ordinary income in respect of the interest payments and capital loss (if any) upon the sale maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment obligations rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the interest payments (if any) that are made on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

PPS-5

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Asset that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

It might also be reasonable to assert that (i) you should not include the interest payments in income as you receive them and instead you should reduce your basis in your Notes by the amount of the interest payments that you receive; (ii) you should not include the interest payments in income as you receive them and instead, upon the sale or maturity of your Notes, you should recognize short-term capital gain or loss in an amount equal to the difference between (a) the amount of the interest payments to you over the term of the Notes (including the interest payment received at maturity or the amount of cash that you receive upon a sale that is attributable to the interest to be paid on the Notes) and (b) the excess (if any) of (1) the amount you paid for your Notes over (2) the amount of cash you receive upon the sale or maturity; or (iii) the interest payment at maturity should not separately be taken into account as ordinary income but instead should increase the amount of capital gain or decrease the amount of capital loss that you recognize at maturity.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any interest payment at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

Additionally, the Treasury Department has issued proposed regulations under Section 871 of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). However, such withholding would potentially apply only to payments made after December 31, 2013. You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

PPS-6

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Price; and

In addition to the risks described above, you should consider the following:

•

Barrier Level/ Interest Payment Risk—Investing in the Notes is not equivalent to investing in securities directly linked to the Reference Asset or ordinary debt securities which provide for fixed regular payment of interest. Instead, the amount of interest payable on the Notes for any Accrual Period is dependent on whether the Index Closing Level is greater than or equal to the Barrier Level on each Index Business Day during a given Accrual Period. For each Index Business Day in an Accrual Period on which the Index Closing Level is (or is deemed to be) greater than or equal to the Barrier Level, the Above Barrier Level Rate will accrue; conversely, for each Index Business Day in an Accrual Period on which the Index Closing Level is less than the Barrier Level, the Below Barrier Level Rate will accrue. As a result, with the Above Barrier Level Rate greater than the Below Barrier Level Rate, if the Index Closing Level is less than the Barrier Level on one or more Index Business Days during an Accrual Period, then the interest rate for that Accrual Period, and the amount of interest paid on the related Interest Payment Date, will decrease in proportion to the number of Index Business Days in the Accrual Period that the Index Closing Level is less than the Barrier Level. Accordingly, in such circumstances you would not receive the maximum possible interest rate for that Accrual Period. If, on every Index Business Day in an Accrual Period, the Index Closing Level is less than the Barrier Level, then you will receive only the Below Barrier Level Rate for that Accrual Period (and as the Below Barrier Level Rate for that Accrual Period is 0% per annum, you would receive no interest payment on the related Interest Payment Date). If the Index Closing Level is less than the Barrier Level on every Index Business Day in every Accrual Period, then you will receive only the Below Barrier Rate for each Accrual Period (and as the Below Barrier Price Rate for each Accrual Period is 0% per annum, you would receive no interest payments on your Notes throughout all Accrual Periods).

•

No Principal Protection; Your Investment in the Notes May Result in Significant Loss; if a Knock-In Event Occurs, Your Notes Will be Fully Exposed to any Decline in the Reference Asset from the Initial Level to the Final Level—The Notes do not guarantee any return of principal. The payment at maturity depends on whether a Knock-In Event occurs. If the Final Level of the Reference Asset is less than the Knock-In Barrier, a Knock-In Event will occur and your Notes will be fully exposed to any decline of the Reference Asset from the Initial Level to the Final Level. You may lose some or all of your investment in the Notes.

•

The Payment at Maturity of Your Notes is Not Based on the Index Closing Level of the Reference Asset at Any Time Other than the on the Final Valuation Date—The Final Level of the Reference Asset will be based solely on the Index Closing Level on the Final Valuation Date. Therefore, if the closing level of the Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the level of the Reference Asset prior to such drop.

•	Return Limited to the Interest Payments—Your return is limited to the interest payments, if any, due. You will not participate in any appreciation in value of the Reference Asset.

•

You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, you will not receive more than the principal amount of your Notes, even if the Reference Asset Return is positive. The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the interest payments paid, if any, during the term of the Notes.

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Suitability of Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus and the prospectus supplement. Neither we nor any dealer participating in the offering of the Notes makes any recommendation as to the suitability of the Notes for investment.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the Index would have.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

PPS-7

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the interest payments (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income even if you do not receive any payments with respect to the Notes until maturity and (ii) require you to accrue income in excess of any interest payments received on the Notes. The outcome of this process is uncertain. Any character mismatch arising from your inclusion of ordinary income in respect of the interest payments and capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Reference Asset on any day and the factors set forth above, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate on the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-8

INFORMATION REGARDING THE S&P 500® INDEX

The S&P 500® Index is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of the 500 constituent stocks representing all major industries. The top 5 industry groups by market capitalization as of June 30, 2012 were: Information Technology, Financials, Health Care, Energy and Industrials. For additional information about the S&P 500® Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

Historical Information Regarding the S&P 500® Index

The following table sets forth the high and low Index Closing Levels as well as end-of-quarter Index Closing Levels, during the periods indicated below.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
June 30, 2006	1325.76000	1223.68994	1270.20000
September 29, 2006	1339.15000	1234.48999	1335.85000
December 29, 2006	1427.09000	1331.31995	1418.30000
March 30, 2007	1459.68010	1374.12000	1420.86000
June 29, 2007	1539.18010	1420.85999	1503.35000
September 28, 2007	1553.08000	1406.69995	1526.75000
December 31, 2007	1565.15000	1407.21997	1468.36000
March 31, 2008	1468.36000	1273.37000	1322.70000
June 30, 2008	1426.63000	1278.38000	1280.00000
September 30, 2008	1305.31990	1106.39099	1166.36000
December 31, 2008	1166.36000	752.44000	903.25000
March 31, 2009	934.70000	676.53003	797.87000
June 30, 2009	946.21000	797.87000	919.32000
September 30, 2009	1071.66000	879.13000	1057.08000
December 31, 2009	1127.78000	1025.20996	1115.10000
March 31, 2010	1174.17000	1056.73999	1169.43000
June 30, 2010	1217.28000	1030.70996	1030.71000
September 30, 2010	1148.67000	1022.58002	1141.20000
December 31, 2010	1259.78000	1137.03003	1257.64000
March 31, 2011	1343.01000	1256.88000	1325.83000
June 30, 2011	1363.61000	1265.42004	1320.64000
September 30, 2011	1353.22000	1119.45996	1131.42000
December 30, 2011	1285.09000	1099.22998	1257.60000
March 30, 2012	1416.51000	1257.59998	1408.47000
June 29, 2012	1419.04000	1278.04004	1362.16000
September 06, 2012*	1432.12000	1334.76001	1432.12000

*	High, low and closing prices are for the period starting July 1, 2012 and ending September 06, 2012.

The following graph sets forth the historical performance of Index the based on daily Index Closing Levels from May 3, 2006 through September 06, 2012. The closing level of the S&P 500® Index on September 06, 2012 was 1432.12.

PPS-9

We obtained the S&P 500® Index closing levels above from Bloomberg, L.P, without independent verification. The historical levels of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Value of the S&P 500® Index on the Basket Final Valuation Date. We cannot give you assurance that the performance of the S&P 500® Index will result in the return of any of your principal.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

License Agreement

“Standard & Poor’s®, S&P 500® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. The S&P 500® Index (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by Barclays Bank PLC.

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices’ only relationship to Barclays Bank PLC with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Index is determined, composed and calculated by S&P Dow Jones Indices and/or its third party licensor(s) without regard to Barclays Bank PLC or the Notes. S&P Dow Jones Indices has no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index. It is possible that this trading activity will affect the value of the Index and the Notes.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES

PPS-10

INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-11